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                                            Contact: Mark Kollar
                                                     Broadgate Consultants, Inc.
                                                     212-232-2222


  AURORA FOODS SETTLES SHAREHOLDER LAWSUITS ALLEGING ACCOUNTING IMPROPRIETIES
                            UNDER FORMER MANAGEMENT

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ST. LOUIS -- January  16, 2001 -- Aurora Foods Inc. (NYSE:AOR) today announced it has reached a preliminary agreement to settle the securities class action and derivative lawsuits pending against the Company and its former management team in the US District Court in the Northern District of California. These actions were commenced in the wake of Aurora's disclosure on February 18, 2000, of accounting irregularities at the Company and the resignation of the Company's former senior management team.

     In a joint statement from Aurora management, Richard Dresdale, Chairman, and James Smith, President and Chief Executive Officer, said, "This settlement is another important step in Aurora's accelerating recovery and turnaround. Today we are closing an important chapter on the issues related to the Company's earnings restatement last spring and any obligations arising from the actions that took place under prior management. The Company can now focus exclusively on the new programs that are producing the strong and meaningful recovery that is now underway. We expect to continue our progress and deliver strong value to our shareholders."

     Under terms of the agreement, Aurora will pay the class members $26 million in cash and $10 million in common stock. Separately, the Company has entered into a preliminary agreement with certain members of former management to transfer between approximately 3 million and 3.6 million shares of Aurora common stock to the Company, in consideration for a resolution of any civil claims that the Company may have, and partially conditioned upon future events and circumstances.

     The cash component of the settlement with the Company's shareholders will be funded entirely by the Company's insurance. With respect to the stock component of the settlement, the stock received from former management would be sufficient, at current share prices, to satisfy Aurora's obligation without issuing additional shares. The actual number of shares needed to fund this component will be based on average share prices determined at later dates.

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     In addition, the Company has agreed to continue to implement certain remedial measures, including the adoption of an audit committee charter, the reorganization of its finance department, the establishment of an internal audit function and the institution of a compliance program, as consideration for resolution of the derivative litigation.

ABOUT AURORA FOODS INC.

Aurora Foods Inc., which is based in St. Louis, is a leading producer and marketer of premium branded food products including Duncan Hines(R) baking mixes, Log Cabin(R) and Mrs. Butterworth's(R) syrup, Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood, Aunt Jemima(R) frozen breakfast products, Celeste(R) frozen pizza, Chef's Choice(R) frozen skillet meals and Lender's(R) bagel products. For more information, visit the Company's Web site, http://www.aurorafoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in the Company's filing with the Securities and Exchange Commission.


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